Exhibit 99.1

Press Contact:	Investor Relations:
Drew Guthrie	Melissa Kivett	Larry Cains
Manager, Communications	Vice President	Senior Vice President
and Media Relations	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7045
Fax: 212-859-5893	Fax: 212-859-5893	Fax: 212-859-5893
drew.guthrie@assurant.com	melissa.kivett@assurant.com	larry.cains@assurant.com

Gilbert Mittler Resigns from Assurant’s Board of Directors

NEW YORK, NY – June 23, 2005 — Assurant, Inc. (“Assurant”) (NYSE: AIZ), a leading provider of specialized insurance and insurance-related products and services, today announced the resignation of Gilbert Mittler, chief financial officer, Fortis, from its Board of Directors effective June 21, 2005. Mr. Mittler informed Assurant that, due to his growing responsibilities as a member of Fortis’ Executive Committee, he would no longer be able to serve on Assurant’s Board of Directors.

“We would like to thank Gilbert for the contributions he has made to our company as a member of our Board of Directors,” said J. Kerry Clayton, Assurant’s chief executive officer. “Although we regret his departure, we understand his need to fully dedicate his time to his current role with Fortis.”

Assurant also announced that it is currently interviewing candidates to fill the three outstanding seats on the Company’s Board. After filling these seats, Assurant’s Board will consist of 12 Directors, nine of whom will be independent.

Assurant, which is traded on the New York Stock Exchange under the symbol AIZ, has over $20 billion in assets and $7 billion in annual revenue. www.assurant.com

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